EXHIBIT 99.1

Houston, Texas USA
Beijing, P.R. China
Kunming, P.R. China
Taiyuan City, P.R. China

News Release: 2010-07

Far East Energy Names Bruce N. Huff Chief Financial Officer

Houston, Texas – April 19, 2010 - Far East Energy Corporation (OTCBB:FEEC) announced today that Bruce N. Huff has been appointed as Chief Financial Officer to succeed Andrew Lai.  Mr. Lai notified Far East Energy that he would resign as the company’s Chief Financial Officer effective April 19, 2010 to pursue other endeavors.

“Andrew’s resignation has been accepted and he will be greatly missed” said Michael R. McElwrath, CEO and President of Far East Energy.  “However, with the appointment of Bruce Huff as Chief Financial Officer, the transition should be remarkably smooth due to Bruce’s history with the company.”

McElwrath continued, “We wish Andrew great success in his future endeavors.  His contributions to Far East Energy are greatly appreciated.  I am very pleased that Bruce Huff, who was serving as Vice President – Capital Development, has been appointed Chief Financial Officer, a post he previously held at Far East from 2004 through 2007.”

Mr. Huff stated, “Far East Energy has a tremendous opportunity to play a significant role in China’s emerging coalbed methane industry and I am very pleased to be part of that by assuming the position of Chief Financial Officer.  I look forward to continue building on a solid foundation as we move this project ahead.”

Prior to joining Far East Energy Corporation, Mr. Huff spent 13 years at Harken Energy Corporation beginning as Senior Vice President and CFO and eventually becoming the President and Chief Operating Officer in 1998.  He was responsible for the management of domestic and international oil & gas exploration and production operations as well as strategic planning, financial and legal matters, information technology, and public company reporting.  From October 2007 through October 2008, Mr. Huff served as Chief Financial Officer of Opal Energy Corp., an oil and gas exploration company focusing on natural gas exploration in the Gulf Coast of Texas.  He then served as an independent consultant for various oil and gas companies including Far East Energy.  Mr. Huff initially joined Far East Energy in May 2004 serving as CFO until his resignation in September 2007.  Returning as a consultant in October 2008, he re-joined the Company in April 2009, reporting directly to the CEO, as Vice President – Capital Development, assisting the Company in raising funds for its drilling and exploration programs.

363 N. Sam Houston Parkway E., Suite 380  Houston, TX  77060  Telephone:  832-598-0470  Facsimile:  832-598-0479

Room 806-811, Floor 8, Tower A, Tian Yuan Gang Center C2, North Road, East Third Ring Road, Chaoyang District, Beijing, 100027  P.R. China
Telephone:  011-86-10-8441-7070         Facsimile:   011-86-10-8441-7685

He is a graduate of Abilene Christian University and a Certified Public Accountant with experience in implementing and complying with public company disclosure requirements, as well as, coordinating audit committee functions and developing and implementing internal and disclosure controls.

He has been a member of several professional organizations, including Financial Executives Institute, Texas Society of Certified Public Accountants, the American Institute of CPAs, for which he served on the Quality Review Committee and the Auditing Standards Board  and the Independent Producers Association of America.

Far East Energy Corporation

Based in Houston, Texas, with offices in Beijing, Kunming, and Taiyuan City, China, Far East Energy Corporation is focused on CBM exploration and development in China.

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Far East Energy Corporation and its management are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. It is important to note that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: certain pipelines that are planned in proximity to Far East’s projects in China  may not be constructed, or if constructed may not be timely, or their routes may differ from those mentioned; the pipeline and local distribution/compressed natural gas companies may decline to purchase or take our gas, or the timing of any definitive agreement may take longer than anticipated and the terms may not be as advantageous as expected; the gas produced at our wells may not increase to commercially viable quantities or may decrease; we may have insufficient capital to fund the planned drilling or to develop the Shouyang field; the high permeability and high gas content may not be as widespread as anticipated; weather may significantly delay the planned drilling program; wells may be damaged or adversely impacted during the production process, resulting in decreases in the amount of gas produced, or that can be produced; certain  proposed transactions with Arrow Energy International Pte Ltd (“Arrow”) may not close on a timely basis or at all, including due to a failure to satisfy closing conditions or otherwise; the anticipated benefits to us of  transactions with Arrow may not be realized; the final amounts received by us from Arrow may be different than anticipated; Chinese Ministry of Commerce (“MOFCOM”) may not approve the extensions of the Qinnan Production Sharing Contract (“Qinnan PSC”) on a timely basis or at all; PetroChina or MOFCOM may require certain changes to the terms and conditions of the Qinnan PSC in conjunction with their approval of any extension; our lack of operating history; limited and potentially inadequate management of our cash resources; risk and uncertainties associated with exploration, development and production of CBM; expropriation and other risks associated with foreign operations; disruptions in capital markets effecting fundraising; matters affecting the energy industry generally; lack of availability of oil and gas field goods and services; environmental risks; drilling and production risks; changes in laws or regulations affecting our operations, as well as other risks described in our Annual Report on Form 10-K for 2009 and subsequent filings with the Securities and Exchange Commission.

Contact:

David Nahmias - 901-218-7770	Bruce Huff – 832-598-0470
Far East Energy Corporation	Far East Energy Corporation
dnahmias@fareastenergy.com	bhuff@fareastenergy.com

Catherine Gay – 832-598-0470
Far East Energy Corporation
cgay@fareastenergy.com

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